Exhibit 10.44

PAY-FOR-CALL DISTRIBUTION AGREEMENT

Yellowpages.com LLC, a Delaware limited liability company d/b/a AT&T Interactive (“ATTi”), with its principal place of business at 611 N. Brand Boulevard, 5th Moor, Glendale, CA 91203, and Marchex Sales, Inc., a Delaware corporation (“Marchex”), with its principal place of business at 4425 Spring Mountain Road, Suite 210, Las Vegas NV 89103 (each singularly a “Party” and collectively the “Parties”) hereby enter into this Pay-For-Call Distribution Agreement (“Agreement”) as of the date when signed by the last party, but effective as of January 1, 2011 (the “Effective Date”). All capitalized terms not otherwise defined herein shall have the meaning attributed to them in Exhibit A hereto and incorporated by this reference.

Campaign Summary

Advertising Description:	Pay-for-call campaign using the Marchex Network.	Call Recording: ☒ Yes ☐ No
☒ Participating in Skype Pay-For-Call Exchange Program

Charged Call Fee:	$*** per call to a Call Tracking Number or such other rate as mutually agreed upon by the Parties in writing.

1.	Distribution of ATTi SEM Product Listings.

1.1. ATTi SEM Products. ATTi offers to ATTi Advertisers a marketing product primarily driven by search engine marketing currently known as YPConnect, in which one of the performance metrics is delivering leads that may include calls (collectively, the “ATTI SEM Product”). ATTi shall provide to Marchex ATTi SEM Product Listings for the ATTi SEM Product in accordance with the terms of this Agreement.

1.2. Distribution and Display of ATTi SEM Product Listings. Marchex owns and operates the Marchex Channels and has the right to display or otherwise include advertising content on or through the Distribution Partner Channels (the Marchex Channels and Distribution Partner Channels are collectively referred to as the “Marchex Network”). Subject to the terms of this Agreement, Marchex shall utilize Cali Tracking Numbers to drive calls via landline telephones, mobile phones, and over the Internet to ATTi Advertisers. Where possible, Marchex shall insert into each ATTi SEM Product Listing a Call Tracking Number and then distribute and display the ATTi SEM Product Listings in the Marchex Network in a manner that will enable Users of the Marchex Network to call ATTi Advertisers utilizing the Call Tracking Numbers.

2.	Marchex’s Obligations.

2.1. License and Location of Display of Listings. Subject to the terms of this Agreement, ATTi grants Marchex, during the Term, a non-exclusive, non-sublicensable (except as provided below), non-transferable, revocable license to (1) insert Call Tracking Numbers into ATTi SEM Product Listings and (ii) display ATTi SEM Product Listings in digital advertisements within the Marchex Network in the United States in response to User actions initiated by: (a) entering keyword search terms into a query box; (b) clicking, pressing or using voice command on a labeled hyperlink or phone application listing corresponding to a business category or type of business or a contextually relevant content category; (c) affirmative consents, such as opt-in approvals to receive sponsored advertisements; (d) audio or telephone search requests; or (e) mobile listing look-ups. Marchex will have the right to sublicense to Distribution Partners, with respect to the Distribution Partner Channels, the rights granted to Marchex in this Section 2.1, provided that: (i) Marchex shall cause each Distribution Partner to comply with all applicable obligations and restrictions pertaining to Marchex hereunder; and (ii) Marchex shall be responsible for

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any breach by any such Distribution Partner of any such obligations and restrictions. Notwithstanding anything to the contrary in this Agreement, however, Marchex shall meet, and ensure that each Distribution Partner meets, the minimal geo-targeting criteria specified by ATTi *** and shall use commercially reasonable efforts to meet and ensure that each of its Distribution Partner meets further reasonable geo-targeting criteria specified by ATTi. Marchex agrees that it will ***. National sponsorship is defined as an advertisement or listing that is presented without geo-targeting. ATTi shall have no obligation to supply any minimum number of ATTi SEM Product Listings to Marchex under this Agreement. Marchex makes no guarantee as to the availability or volume of calls from Users within the Marchex Network.

2.2. No Implied License. Except for the license granted in Section 2.1, no other licenses are granted by ATTi to Marchex by implication, estoppel, or otherwise with respect to the ATTi SEM Product Listings. Marchex shall not use any ATTi SEM Product Listings for any purpose not expressly described in Section 2.1, and ATTi reserves all rights not expressly granted hereunder.

2.3. Determination of Marchex Network. Marchex will have the right to determine which sites and applications in the Marchex Network will display the ATTi SEM Product Listings, and Marchex does not guarantee inclusion of the ATTi SEM Product Listings within the published results of any particular Distribution Partner Channel. ***.

2.4. Delivery of ATTi SEM Product Listings. ATTi shall deliver the ATTi SEM Product Listings for display in the Marchex Network in a manner mutually agreed by the Parties in writing (email sufficient).

2.5. Call Tracking Numbers. When Marchex displays ATTi SEM Product Listings in the Marchex Network, Marchex shall, at its sole cost, obtain and assign Call Tracking Numbers for each ATTi SEM Product Listing. In addition to the minimum call duration requirements set forth in Section 4 below: (a) Marchex shall apply its proprietary technologies designed to detect erroneous calls placed to a Call Tracking Number where the callers are trying to reach an ATTi Advertiser but instead reach a different advertiser to which that Call Tracking Number was previously assigned (and accordingly replace the respective Call Tracking Number); (b) each Call Tracking Number displayed shall have the same area code as the ATTi SEM Product call tracking number previously assigned to the respective ATTi SEM Product Listing (“Prior CTN”); and (c) Marchex shall not display a toll-free Call Tracking Number in any ATTi SEM Product Listing that has a local Prior CTN. ATTi shall not have the right to re-assign the Call Tracking Numbers or to use them other than as explicitly set out herein without the prior written consent of Marchex. The Parties acknowledge and agree that ATTi’s use of any Call Tracking Numbers may be further limited by, among other factors, changes to telephone carrier terms, changes in carrier relationships, guidelines recommended by Federal, state or local regulators, or changes to applicable law

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and regulation from time to time. All Call Tracking Numbers remain the property of Marchex, pursuant to agreements with its various telephone carriers and vendors, and are made available to ATTi Advertisers solely for use in accordance with the terms and conditions of this Agreement.

2.6. Cancellations. ATTi may cancel any ATTi Advertiser campaign and request the removal of the related ATTi SEM Product Listing(s), in accordance with the following terms. ATTi shall send to Marchex written notice of any such cancellation (email sufficient). Marchex shall, as soon as practicable, but in no event more than *** after receiving a cancellation notice, cancel and take all commercially reasonable action to remove and completely purge the applicable ATTi SEM Product Listing(s) from the Marchex Network, or take any other commercially reasonable actions that ATTi requests. Additionally, in the event of removal of an ATTi SEM Product Listing pursuant to the preceding sentence, Marchex shall not continue to use, or permit the continued use of, the content of such ATTi SEM Product Listing in any manner, including without limitation, converting such ATTi SEM Product Listing into a free listing within the Marchex Network. Any failure of Marchex to comply with the requirements of this Section 2.6 shall constitute a material breach of this Agreement. For the avoidance of doubt, ATTi shall be responsible for Charged Call Fees (as defined below) associated with any calls relating to the cancelled ATTi SEM Product Listing(s) occurring prior to the end of such two-day cancellation period, but shall have no liability for any Charged Call Fees associated with calls relating to such ATTi SEM Product Listing occurring thereafter.

2.7. Display Requirements. Marchex shall comply with the following requirements with respect to the display of ATTi SEM Product Listings on the Marchex Network:

(a) With respect to each ATTi SEM Product Listing, Marchex shall display on Marchex SERPs, subject to the requirements and capabilities of the party in control of such Marchex SERP, at a minimum, the following data returned via the ATTi Feed, provided such data is available: business name, business address (street address, city, and state), Call Tracking Number, business services offered or business category, description of the business, and hyperlink to a landing page on which additional details of the ATTi Advertiser are provided. Marchex may exclude at any time any specific ATTi Advertiser, category or type of business or particular jurisdictions from distribution via the Marchex Network.

2.8. Geographic Call Filtering. Marchex shall use reasonable efforts to monitor the Marchex Network for calls from land-line Users that are Out-of-Area and to limit the number of such calls. Marchex shall block all international calls and use technology designed to filter calls that are not within the respective ATTi Advertiser’s service geography area.

2.9. Skype Pay-for-Call Exchange Program. The Marchex SERPs displaying the ATTi SEM Product Listings will promote the fact that Users who are Skype subscribers can call the relevant ATTi Advertiser free of cost to the User. With respect to any Skype call a User Makes to any ATTi Advertiser, however, under no circumstances shall ATTi or any ATTi Advertiser have any obligation to pay any fee or surcharge other than the Charged Call Fee that ATTi is required to pay Marchex pursuant to Section 4.1.

2.10. Call Recording. Marchex may make available to ATTi Advertisers the option to subscribe to call-recording advertising services in the form offered by Marchex through the Marchex Network (“Call-Recording Services”). The Parties acknowledge that the Call-Recording Services shall be governed by Project Addendum No. 4 entered between ATTi and March effective as of April 22, 2011, which supplements and is governed by that certain Master Services and License Agreement entered between ATTi and Marchex effective as of October 1, 2007, as amended by all amendments, Change Rule Sheets, and Project Addenda thereto, including all attachments thereto.

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2.11. ATTi’s Feed Specifications and Guidelines.

(a) Marchex shall use commercially reasonable efforts to comply with ATTi’s specifications and guidelines pertaining to the ATTi Feed (the “Feed Specifications”), if any, that ATTi provides to Marchex to enable proper delivery, display, tracking, and reporting of ATTi SEM Product Listings. If ATTi sends Marchex reasonable updates or changes to the Feed Specifications, Marchex shall comply with all new requirements as promptly as commercially reasonable.

(b) Marchex shall not modify in any way the Feed Specifications or the ATTi Feed.

(c) Marchex’s failure to comply with the Feed Specifications and the other requirements in this Section 2.11 shall, in addition to any other rights and remedies ATTi may have under this Agreement or under law, give ATTi the right to immediately suspend providing the ATTi SEM Product Listings to Marchex provided that ATTi has given Marchex written notice of the breach and Marchex has not cured the breach within *** of ATTi’s provision of such notice.

2.12. Restrictions.

(a) Restrictions on Use of ATTi SEM Product Listings. Except as expressly permitted herein or to the extent reasonably contemplated for Marchex to perform its obligations hereunder, Marchex shall not (i) sell, resell, lease, redistribute, license, sublicense or transfer all or any portion of any ATTi SEM Product Listing or any content therein or the Feed Specifications; (ii) publish a directory in any form, including the public Internet, using the ATTi SEM Product Listings or any portion of the ATTi SEM Product Listings or any data retrieved or derived from the ATTi SEM Product Listings; (iii) use any robot, spider, site search/retrieval application, or other device to retrieve or index the ATTi SEM Product Listings or any portion of the ATTi SEM Product Listings; (iv) execute “bulk” download operations or collect information about Users for any unauthorized purpose; (v) except as authorized under this Agreement, create any functionality in the Marchex Network permitting the export of any of the ATTi SEM Product Listings or any content therein or otherwise grant to any third party access to the ATTi SEM Product Listings or any content therein; (vi) prepare any derivative works from the ATTi SEM Product Listings, the ATTi Feed, or the Feed Specifications; (vii) incorporate the ATTi SEM Product Listings as the primary content in any Marchex Network; (viii) use any of the ATTi SEM Product Listings to support operator assisted or voice enabled directory assistance services; or (ix) use any of the ATTi SEM Product Listings or any content therein as a lead list to solicit, either directly or indirectly, any advertiser included in any ATTi SEM Product Listing for any purpose.

(b) Modification of ATTi SEM Product Listings. Subject to the requirements and capabilities of Distribution Partners or except as expressly agreed by ATTi in writing (email sufficient), Marchex shall not: (i) edit or modify any ATTi SEM Product Listing in any way except, with respect to graphic images in search results, to re-size such images while maintaining the same relative proportions of the image; (ii) truncate any information contained in any ATTi SEM Product Listing or filter out any portion of an ATTi SEM Product Listing unless authorized in writing by ATTi; (iii) integrate data, listings, or advertisements from Marchex or any third party into any ATTi SEM Product Listing displayed on the Marchex Network; (iv) modify, replace, or otherwise disable the functioning of links contained in any ATTi SEM Product Listing; (v) create functionality in the Marchex Network that permits Users to do any of the foregoing; or (vi) display other content listings above the ATTi SEM Product Listings on Marchex SERPs.

(e) Legal Compliance; Consents; Payment Rules. Marchex shall at all times: (i) comply with all applicable local, state, national, and international laws and regulations, including, without limitation, all applicable privacy, export control laws and regulations and country-specific economic sanctions

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implemented by the United States Office of Foreign Assets Control in connection with Marchex’s use of the ATTi Feed; and (ii) obtain and maintain all licenses, permits, and other permissions necessary in connection with any Marchex Network.

(d) Content Restrictions. The Marchex Network and the content thereof (including without limitation any advertising content) shall not promote Restricted Content, and Marchex shall not knowingly permit the Marchex Network to contain any Restricted Content. In addition, Marchex will not use, or knowingly permit Distribution Partners to use, the Marchex Network, and the Marchex Network will not be designed in a manner that: (i) is fraudulent, misleading, deceptive, illegal, or might mislead a User into believing he or she is interacting directly with ATTi; (ii) infringes, violates, or misappropriates any third party’s Intellectual Property Rights or other proprietary rights, (iii) facilitates the distribution of copyrighted content without the authorization of the copyright holder, or that might be libelous or defamatory; (iv) engages in spamming or other advertising or marketing activities that violate any applicable laws, regulations or generally-accepted advertising industry guidelines; or (v) promotes the Marchex Network as being intended or primarily useful for any unlawful activity.

(e) Privacy; Security. Without limiting Marchex’s other obligations under this Agreement, on each site or application in the Marchex Channel displaying ATTi SEM Product Listings, Marchex shall post and adhere to a privacy policy that complies with all applicable laws, regulations, and generally accepted industry standards and, in the case of Distribution Partner Channels, Marchex shall require that the respective Distribution Partner shall post and adhere to a privacy policy that complies with all applicable laws, regulations, and generally accepted industry standards. Marchex shall implement, and shall require Distribution Partners to implement, security technology that is effective at restricting unauthorized access to and use of the ATTi SEM Product Listings and the ATTi Feed.

(f) Cooperation Regarding ATTi Advertiser Queries. For purposes of resolving any query of an ATTi Advertiser, Marchex shall provide the following information to ATTi within *** of receiving of a written request from ATTi (email sufficient): (i) Call Tracking Number(s) used for the ATTi Advertiser on the Marchex Network; (ii) the name and details of any source that delivered calls; and (iii) the type and nature of calls delivered from the source.

3.	ATTi’s Obligations.

3.1. General. ATTi shall: (a) provide ATTi SEM Product Listings to Marchex via the ATTi Feed for display on the Marchex Network; and (b) bill each ATTi Advertiser for calls received through its Call Tracking Numbers. For the avoidance of doubt, ATTi shall not use any call recording feature available through the Services during the Term.

3.2. ATTi Control. Notwithstanding anything to the contrary in this Agreement, ATTi shall have sole discretion and control to determine which ATTi SEM Product Listings are displayed on the Marchex Network. ATTi shall have sole responsibility for and control of all aspects of its relationships with ATTi Advertisers, including: (a) developing and providing ATTi SEM Product Listings; (b) billing and collecting any fees for the ATTi SEM Product from ATTi Advertisers; and (c) customer support and direct technical support to ATTi Advertisers. No ATTi Advertiser will be a third-party beneficiary of this Agreement. ATTi shall be responsible for all marketing materials, advertising, and informational content relating to the ATTi SEM Product and any oral or written representations that ATTi makes to potential customers and ATTi Advertisers. ATTi will have the right to modify or update any ATTi SEM Product from time to time in its sole discretion.

3.3. Equipment; Security. ATTi shall be responsible for obtaining and maintaining any computer and phone equipment (and the like) and ancillary products (collectively, the “Equipment”)

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needed to perform its obligations under this Agreement. ATTi shall also be responsible for maintaining appropriate security safeguards with respect to property for which it maintains ownership, control, use under license and/or access, including without limitation, its Equipment.

3.4. Advertiser Terms. ATTi shall enter into terms and conditions with each ATTi Advertiser for which ATTi provides an ATTi SEM Product Listing hereunder (“Advertiser Terms”). The Advertiser Terms shall include, among other terms, suppliers and vendors of ATTi as indemnitees.

4.	Fees and Payment Terms.

4.1. Fees.

(a) In connection with ATTi SEM Product Listings displayed to Users of the Marchex Network, and subject to Section 4.4, ATTi shall pay to Marchex $***, or such other rate as mutually agreed upon in writing, (“Charged Call Fee”) for each call a User places to a Call Tracking Number during the Term, where: *** (a “Qualifying Call”). For avoidance of doubt, ATTi has no obligation to pay Marchex any fees for any Invalid Calls.

(b) Except as otherwise mutually agreed by the Parties in writing, including in a separate written agreement between the Parties, ATTi shall have no obligation to pay any fees or expenses under this Agreement that are not set forth in this Section 4. For avoidance of doubt, ATTi will not be required to meet any minimum spend level hereunder.

4.2. General Payment Terms; Call Billing Reporting. Marchex shall track and calculate the performance, delivery, and other metrics in connection with the Qualifying calls made to Cali Tracking Numbers in ATTi SEM Product Listings displayed in the Marchex Network. Within *** of the end of each calendar month, Marchex shall send ATTi a report that includes, without limitation, the following information: (a) the total number of Qualifying Calls made to ATTi Advertisers; (b) the total Charged Call Fees due; and (c) the rate used to calculate the Charged Call Fees (“Call Billing Report”). Subject to ATTi’s right to audit Marchex’s records pursuant to Section 4.4, ATTi understands and agrees that Charged Call Fees will be calculated based upon Marchex’s records. The Call Billing Reports shall be delivered to the FTP drop box specified by ATT. With each Call Billing Report, Marchex shall send ATTi an invoice reflecting the amounts due per the Report. Notwithstanding the foregoing, if the Charged Call Fees owed in any given Report total US $250 or less, in lieu of sending an invoice, Marchex shall add these fees to the following month’s invoice. ATTi will pay the Charged Call Fees due Marchex within *** of receiving a correct invoice. Invoices to ATTi shall be sent via email to the following email address: ***. If this Agreement is terminated, all fees due at the time of termination shall be paid within *** following the date of termination. All amounts payable under this Agreement shall be denominated in United States dollars and are exclusive of all applicable domestic and foreign taxes, duties and excises in connection therewith.

4.3. Call Metrics Reporting. In addition to the reporting provided pursuant to Section 4.2 above, for every User call made to a Call Tracking Number in an ATTi SEM Product Listing displayed in the Marchex Network, Marchex shall provide to ATTi reporting that includes, at a minimum, all of the available information set forth in Exhibit B hereto, or such other information as the Parties may otherwise agree from time to time, substantially in the form of Exhibit B (each a “Call Metrics Report”).

4.4. Audit. For the purpose of verifying payments due Marchex under this Agreement, upon *** prior written notice to Marchex, not more than once during any ***

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period, ATTi may inspect the records of Marchex related to the information set forth in Reports and the calculation of payments due from Marchex. Before reviewing any of Marchex’s records, employees or agents of ATTi conducting such audit shall enter into a suitable non-disclosure agreement with Marchex. If ATTi determines the amounts actually paid to Marchex by ATTi are more or less than the amounts due Marchex under this Agreement, ATTi shall pay ATTi the amount of any such underpayment and Marchex shall reimburse to ATTi any such overpayment within *** of such determination and . Any audit shall be conducted at the sole cost and expense of ATTi, except that if the examination of Marchex’s books or records reveals an overpayment by ATTi to Marchex of *** or more of the total amounts due to Marchex during any period examined, Marchex shall pay all reasonable expenses related to the performance of the audit.

4.5. Invalid Calls. Marchex shall monitor the Marchex Network for Invalid Calls and shall maintain procedures for filtering Invalid Calls and eliminating Invalid Calls from its reporting. Marchex will identify, promptly notify ATTi in writing of, and investigate in good faith any information or suspicious activity related to Invalid Calls, including investigating any information or activity identified by ATTi and reported to Marchex. Marchex shall not bill ATTi for any Charged Call Fee with respect to Invalid Calls. Charges will be adjusted at the end of each calendar month for any credits relating to Invalid Calls. Marchex agrees not to use, or allow the use of, any deceptive, incentivized, mechanical, computerized or other artificial means of changing or distorting the number of calls placed to Call Tracking Numbers, or any other measure of advertisement traffic on the Marchex Network.

5.	Proprietary Rights and Restrictions.

5.1. ATTI SEM Product. ATTi is the exclusive supplier of the ATTi SEM Products. As between ATTi and Marchex, ATTi is the exclusive owner of all right, title, and interest in and to the ATTi SEM Product Listings and all software, databases, and other aspects and technologies related to the ATTi SEM Product, including any Intellectual Property Rights, modifications, improvements, and enhancements thereto.

5.2. Call Tracking Numbers. As between the Parties, all Call Tracking Numbers remain the property of Marchex, pursuant to agreements with its various telephone carriers and vendors, and are made available to ATTi solely for use in accordance with the terms and conditions of this Agreement.

5.3. Reservation of Rights Generally. Except as expressly provided herein, this Agreement is not intended to, and shall not, affect the ownership by any Party of any of its Intellectual Property Rights, content, products and services, and this Agreement shall not be construed as the assignment or transfer of any ownership rights in any of the foregoing from any Party to another. Except as expressly provided herein, this Agreement shall not be deemed a license (by implication, estoppel, or otherwise) under any Party’s patent rights or other Intellectual Property Rights. The Parties reserve all rights not expressly granted under this Agreement.

6.	Call Data.

As between ATTi and Marchex, ATTi owns all information collected from ATTi Advertisers and Users who call ATTi Advertisers using the Call Tracking Number (“Call Data”). ATTi will not sell, disclose, transfer, or rent to any third party any such Call Data that could reasonably be used in any manner, alone or in conjunction with other information provided by ATTi Advertisers or Users or third parties, to identify a specific named User. Notwithstanding the foregoing or anything to the contrary in this Agreement, ATTi has the right to aggregate the data it owns and provide to third parties general statistical information about the ATTi SEM Products and the usage of such services. Marchex shall have the non-exclusive, nontransferable, revocable, worldwide right, during the Term, to use Call Data ***

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***. Notwithstanding the foregoing, Marchex shall have a non-exclusive, nontransferable, perpetual worldwide right and license to create and use, ***.

7.	Term and Termination.

7.1. Initial Term and Renewals. This Agreement will commence on the Effective Date and, unless sooner terminated as provided herein or as otherwise agreed, remain effective for an initial term of two (2) years (the “Initial Term”). After the Initial Term, this Agreement may be renewed for additional terms (each a “Renewal Term,” and together with the Initial Term, the “Term”), by written agreement signed by both prior to the end of the respective Term.

7.2. Termination for Cause. Unless otherwise provided in this Agreement, at any time during the Term, this Agreement shall terminate (a) thirty (30) days after a Party gives written notice to the other Party that such other Party is in breach hereunder, unless the other Party cures such breach within said thirty (30) day period, or (b) upon five (5) days prior written notice from ATTi to Marchex of ATTi’s reasonable determination that Marchex ***.

7.3. Termination for Bankruptcy. Either Party may immediately terminate this Agreement by providing written notice to the other Party if the other Party experiences a Bankruptcy Event.

7.4. Termination for Convenience. ATTi may terminate this Agreement for any reason or for no reason, by providing sixty (60) days’ prior written notice to Marchex.

7.5. Effect of Termination. Any termination pursuant to this Section 7 shall be without any liability or obligation of the terminating Party, other than with respect to any breach of this Agreement by the terminating Party. Upon the expiration or termination of this Agreement, each Party shall: (a) immediately cease using the other Party’s Intellectual Property in connection with this Agreement; and (b) return to the other Party marketing literature and materials of the other Party in its possession or destroy such items and certify their destruction to the other Party. Notwithstanding the foregoing or anything to the contrary in this Agreement, upon termination of this Agreement, ATTi shall retain all rights to the User Data and the ATTi SEM Product Listings. The provisions of Sections 2.2 (No Implied License), 2.12 (Restrictions), 4.3 (Audit), 5 (Proprietary Rights and Restrictions), 6 (Call Data), 7.5 (Effect of Termination), 8 (Indemnification), 9.2 (Disclaimer of Warranties), 10 (Limitation and Exclusion of Liability), 11 (Confidentiality), and 13 (Miscellaneous) shall survive any termination or expiration of this Agreement.

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8.	Indemnification.

8.1. Marchex Indemnification. Marchex, at its own expense, will indemnify, defend, and hold harmless ATTi, its Affiliates and each of their respective directors, officers, employees, representatives, and agents (“ATTi Indemnitees”) from and against any claim, demand, action, class action, investigation or other proceeding, including, but not limited to, all damages, losses, liabilities, judgments, costs and expenses (including attorneys’ fees) arising therefrom (“Claim”), brought by any third party unaffiliated with ATTi and its Affiliates against any ATTi Indemnitees (collectively, an “ATTi Claim”) to the extent the ATTi Claim is based on, or arises out of: (a) an allegation that the Marchex Network or any content therein (except the ATTi SEM Product Listings), the Marchex Marks, or Marchex’s performance hereunder violates any applicable law, rule, or regulation, is defamatory, or infringes or misappropriates the rights of any third party, including, but not limited to, Intellectual Property Rights, privacy rights, and publicity rights; (b) a breach, or alleged breach, of any of Marchex’s representations, warranties, or obligations under this Agreement; or (c) any alleged or actual fraud, gross negligence, or willful misconduct of Marchex.

8.2. ATTi Indemnification. ATTi, at its expense, will indemnify, defend, and hold harmless Marchex, its Affiliates and each of their respective directors, officers, employees, representatives, and agents (“Marchex Indemnitees”) from and against any Claim brought by any third party unaffiliated with Marchex or its Affiliates against any of the Marchex Indemnitees (collectively, a “Marchex Claim”) to the extent the Marchex Claim is based on, or arises out of: (a) an allegation that the ATTi Marks or ATTi’s performance hereunder (excluding the content in any ATTi SEM Product Listings) violates any applicable law, rule, or regulation, is defamatory, or infringes or misappropriates the rights of any third party, including, but not limited to, Intellectual Property Rights, privacy rights, and publicity rights; (b) a breach, or alleged breach, of any of ATTi’s representations or warranties under this Agreement; or (d) any alleged or actual fraud, gross negligence, or willful misconduct of ATTi. ***.

8.3. Indemnification Procedures. The obligations of each Party (the “Indemnitor”) under this Agreement to defend, indemnify, and hold harmless the other Party and its Affiliates, and their respective employees, representatives and agents (each, an “Indemnitee”) shall be subject to the following: (a) the Indemnitee shall provide the Indemnitor with prompt notice of the Claim giving rise to such obligation; provided, however, that any failure or delay in giving such notice shall only relieve the Indemnitor of its obligation to defend, indemnify, and hold the Indemnitee harmless to the extent it reasonably demonstrates its defense or settlement of the Claim was adversely affected thereby; (b) the Indemnitor shall have sole control of the defense and of all negotiations for settlement of such Claim; and (c) the Indemnitee shall cooperate with the Indemnitor in the defense or settlement of any such Claim at the Indemnitor’s expense. Notwithstanding the foregoing, the Indemnitor shall not settle any claim unless such settlement completely and forever releases the Indemnitee from all liability with respect to such Claim or unless the Indemnitee consents to such settlement in writing. Where the Indemnitor does not

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request the Indemnitee to cooperate in the defense or settlement of any such Claim in which the Indemnitee is involved, the Indemnitee may participate in the defense of the Claim at its own expense.

9.	Warranties.

9.1. Mutual Representations and Warranties. Each Party represents and warrants as of the Effective Date and at all times throughout the term of this Agreement: (a) that it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder; (b) that the execution of this Agreement by such Party and performance of its obligations thereunder comply with all applicable laws, rules, and regulations (including privacy, export control and obscenity laws) but, with respect to ATTi, excluding the content in any ATTi SEM Product Listing); and (c) when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms. Marchex makes no representations or warranties for any purposes with respect to any ATTi Advertiser, the business or operations of any ATTi Advertiser, or the results of any calls placed to Call Tracking Numbers. ATTi represents and warrants that it has all consents, approvals, licenses and permissions necessary for ATTi to perform all of its obligations hereunder and for Marchex to exercise all of its rights hereunder; its use of the Marchex Network will not introduce into the Marchex Network any computer virus, Trojan horse, adware, spyware or other harmful or malicious code that, without limitation, is designed to damage, copy, lock-out, or take control of data, systems, network, hardware or software without knowledge and authorization.

9.2. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ITEMS OR SERVICES PROVIDED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR ARISING BY USAGE OF TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, AND ANY IMPLIED WARRANTY OF NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY ACKNOWLEDGES THAT THE WEBSITES, SERVERS, AND OTHER ITEMS, INCLUDING HARDWARE AND SOFTWARE, USED OR PROVIDED IN CONNECTION WITH HOSTING SUCH WEBSITES OR PERFORMANCE OF ANY SERVICES HEREUNDER ARE PROVIDED “AS IS.” EACH PARTY FURTHER ACKNOWLEDGES THAT EXCEPT AS OTHERWISE PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY THAT THE SERVICES IT PROVIDES HEREUNDER WILL BE FREE FROM BUGS, FAULTS, DEFECTS, OR ERRORS OR THAT ACCESS TO ANY OF THE SERVICES WILL BE UNINTERRUPTED.

10.	Limitation and Exclusion of Liability.

EXCEPT FOR LIABILITIES ARISING FROM INDEMNIFICATION, BREACH OF CONFIDENTIALITY, OR INFRINGEMENT OR VIOLATION OF THE INTELLECTUAL PROPERTY RIGHTS OR RESTRICTIONS OF THE OTHER PARTY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, REVENUE OR ANTICIPATED PROFITS, OR LOST BUSINESS. ***

[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

***.

11. Confidentiality.

11.1. Use and Disclosure. Neither Party shall use (except to fulfill the Party’s obligations under this Agreement) or disclose to any third person any Confidential Information disclosed to or obtained by that Party from another Party; provided, however, that each Party may disclose such Confidential Information to its employees who have a need to know such information and are subject to nondisclosure obligations consistent with those set forth herein. Each Party shall be directly responsible for any unauthorized use or disclosure of another Party’s Confidential Information by its employees, agents or contractors.

11.2. Exceptions. The restrictions contained in this Section 11 shall not apply to any information that the receiving Party can demonstrate: (a) was publicly available or otherwise known to the receiving Party at the time of disclosure, (b) subsequently becomes publicly available through no act or omission by the receiving Party or any of its employees, agents or contractors, (c) is or has been independently developed by the receiving Party without violation of this Agreement, (d) is lawfully obtained by the receiving Party from a third party without any obligation of confidentiality, or (e) is generally made available by the disclosing Party to third parties without any restriction on disclosure.

11.3. Legally Compelled Disclosure. If any Party becomes legally compelled to disclose any Confidential Information of another Party (whether by judicial or administrative order, applicable law, rule or regulation, or otherwise), that Party shall use all reasonable efforts to provide the other Party with prior notice thereof so that the other Party may seek a protective order or other appropriate remedy to prevent such disclosure. If such protective order or other remedy is not obtained prior to the time such disclosure is required, the Party required to make the disclosure will only disclose that portion of such Confidential Information which it is legally required to disclose.

11.4. Equitable Relief. The receiving Party acknowledges and agrees that any breach or threatened breach of the provisions of this Section is likely to cause disclosing Party irreparable harm for which money damages may not be an appropriate or sufficient remedy. The receiving Party therefore agrees that the disclosing Party (or its Affiliates, as the case may be), is entitled to receive injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Agreement. Such remedy is not the exclusive remedy for any breach or threatened breach of this Agreement, but is in addition to all other rights and remedies available at law or in equity.

12.	Public Announcement.

Neither Party shall use or refer to, or consent to any use of or reference to, the other Party’s name or Mark, including in any advertising, marketing, press release (including to the Internet press, e.g., any blogs) or other public announcement without the other Party’s prior written consent.

13.	Miscellaneous.

13.1. Notice. All notices, requests, demands, claims, and other communications provided for or permitted under this Agreement shall be in writing and shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient set forth below, (c) if given by facsimile, when such notice or other communication is transmitted to the facsimile number specified below and the appropriate answer back or telephonic confirmation is received, provided

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such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service that guarantees next day delivery, the day following being so sent.

For ATTi:	***
AT&T Interactive
611 N. Brand Blvd., 5th Floor
Glendale, CA 91203
Fax: 818.241.1002

With a copy to:	General Counsel
AT&T Interactive
611 N. Brand Blvd., 5th Floor
Glendale, CA 91203
Fax: 818-241-1002

For Marchex:	Marchex Sales, Inc.
c/o Marchex, Inc.
Attn: General Counsel
520 Pike Street
Suite 2000
Seattle, WA 98101
Fax: 206.331.3696

The notice information above of either Party may be changed by giving written notice of the change to the other Party in accordance with this Section 13.1.

13.2. Force Majeure. Neither Party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance, or interruption of service, resulting directly or indirectly from natural disasters, acts of civil or military authorities, civil disturbances, wars, fires, transportation contingencies, interruptions in telecommunications, carrier access, distribution, billing, manufacturing or Internet services, other catastrophes or any other occurrences that are beyond such Party’s reasonable control; provided that the affected Party (a) has given prompt notice of such delay, failure or interruption, (b) has used commercially reasonable efforts to prevent such delays, failures or interruptions, and (c) uses commercially reasonable efforts to restore performance under this Agreement. Notwithstanding the foregoing, either Party may terminate this Agreement upon written notice to the other Party in the event of non-performance by the other Party for more than sixty (60) days following the initial delay, failure, or interruption caused by any such “force majeure” occurrence.

13.3. Governing Law and Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws rules. If any provision of this Agreement is found to be invalid or unenforceable, that provision will be enforced to the maximum extent permissible and all other provisions of this Agreement will remain in full force and effect. Prior to initiating any formal legal process, each Party shall refer any claim and dispute to its appropriate representative who has the authority to resolve it. Within ten (10) days of receiving notice of the claim or dispute, the appropriate representative(s) of each Party shall confer to attempt to resolve the claim or dispute. If a Party intends to be accompanied by or include an attorney when conferring with the other Party, that Party shall give the other Party at least two (2) business days notice of the intention and the other Party may also be accompanied by or include an attorney. This procedure shall hereinafter be referred to as the “Informal Dispute Resolution Process.” All negotiations that

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occur during the Informal Dispute Resolution Process will be treated as compromise and settlement negotiations for purposes of applicable state and federal rules of evidence. During the Informal Dispute Resolution Process, each Party will continue performing its obligations under this Agreement unless otherwise agreed in writing by both Parties. If the representatives of both Parties do not agree upon a resolution within *** after referral of the matter to them, then either Party may initiate formal legal proceedings. This provision shall not, however, preclude either Party from immediately applying to a court of competent jurisdiction for interim relief if: (a) the claim or dispute relates to Intellectual Property Rights; or (b) interim relief from a court is necessary to prevent serious and irreparable injury to the Party or to third parties.

13.4. No Exclusive Remedy. No remedy conferred in this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

13.5. Independent Contractor/Non-Exclusive Relationship. The Parties acknowledge that the relationship of ATTi and Marchex is that of independent contractors and that nothing contained in this Agreement shall be construed to place ATTi and Marchex in the relationship of principal and agent, master and servant, partners, or joint venturers. It is expressly understood and agreed that this Agreement does not grant Marchex an exclusive privilege to provide to ATTi any services of the type described in this Agreement.

13.6. Integration, Waivers, and Modifications. This Agreement represents the entire and exclusive agreement between ATTi and Marchex relating to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, relating to the subject matter of this Agreement. No failure or delay on the part of either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise or the exercise of any other right, power, or remedy. Unless otherwise specified, any amendment, supplement, or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Parties from the terms of this Agreement, shall be effective only if it is made or given in writing and signed by both Parties.

13.7. Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, without securing such prior consent, either Party shall have the right to assign this Agreement and the obligations hereunder to any Affiliate or to any successor of such Party by way of merger, consolidation, reorganization or in connection with the acquisition of at least a majority of the business and assets of the assigning Party relating to the Agreement, provided that: (a) the assigning Party provides the other Party with written notice when such transaction becomes public; (b) the successor or assignee agrees in writing to be bound by the obligations set forth herein and is capable of performing its duties under the Agreement; (c) the assigning Party is not in material breach or default of this Agreement at the time of the assignment; and (d) in the case of an assignment by Marchex, the assignee is not a ATTi Competitor. This Agreement shall be binding on, and shall inure to the benefit of, the authorized successors and assigns of the Parties. Any attempt to assign other than in accordance with this provision shall be null and void.

13.8. Interpretation. No provision of this Agreement is to be interpreted for or against any Party on the basis that a particular Party or its attorney drafted such provision or on any other basis.

[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which will he deemed on original and all of which together will constitute one and the same instrument. A signature received via facsimile or electronically via email shall be as legally binding for all purposes as an original signature.

IN WITNESS WHEREOF, each Party has caused this Pay-For-Call Distribution Agreement to be executed by Its duly authorized representatives as of the Effective Date.

Marchex Sales, Inc.		YellowPages.com LLC d/b/a AT&T Interactive

By:	/s/ Brendhan Hight	By:	/s/ Michael Ballard
Printed Name: Brendhan Hight		Printed Name: Michael Ballard
Title: Director		Title: VP Finance

[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to a Party, any entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party; and “control” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of another entity, whether through the ownership of voting securities, by contract or otherwise.

“ATTi Advertiser” means a customer of ATTi or of an Affiliate of ATTi who has purchased an ATTi SEM Product.

“ATTi Competitor” means the following sub-set of companies with which ATTi or other AT&T companies compete: ***.

“ATTi SEM Product Listing” means the listing of an ATTi Advertiser who subscribes to the ATTi SEM Product currently known as YPConnect, which listing includes information about the ATTi Advertiser and includes either a call tracking number or an identifier that is trackable by Marchex.

“Bankruptcy Event” means either Party (a) files a petition for bankruptcy; (b) has an involuntary petition in bankruptcy filed against it that is not challenged within five (5) days and dismissed within thirty (30) days; (c) becomes or is declared insolvent; (d) admits in writing its inability to pays its debts as they come due; (e) is the subject of any other voluntary or involuntary proceeding related to its liquidation, administration, provisional liquidation, insolvency, or the appointment of a receiver or similar officer for it; (f) passes a resolution for its voluntary liquidation; (g) has a receiver, manager, or similar person appointed over all or substantially all of its assets; (h) makes a general assignment for the benefit of all or substantially all of its creditors; (i) enters into an agreement or arrangement for the composition, extension, or readjustment of substantially all of its obligations or any class of such obligations; (j) has any significant portion of its assets attached; or (k) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated.

“Call Tracking Number” means a unique toll-free “800” phone number, local phone number, extension or click to call mechanism assigned by Marchex to an ATTi Advertiser and inserted into the ATTi Advertiser’s ATTi SEM Product Listing that enables Marchex to track the call.

“Charged Call Fee” has the meaning set forth in Section 4.1.

“Confidential Information” means any information or data provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) during the course of performance of this Agreement, including but not limited to: (1) the fact that Confidential Information has been disclosed to a Receiving Party; (2) the existence of or terms and conditions of this Agreement; and (3) the Disclosing Party’s nonpublic business plans and objectives, financial projections, marketing plans, strategies, forecasts, unpublished financial information, budgets, projections, customer and supplier identities, characteristics and agreements, marketing materials, logos, and designs, and technical data, patents, trademarks, service marks, trade names, trade dress, copyrights (and pending applications for any such patents, trademarks, service marks and copyrights), technology, inventions, processes, computer programs, software, source codes, architectures and structures, development tools and instructions, templates, and other trade secrets, intangible assets, and industrial or proprietary property rights that may or may not be related to the

1

[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Disclosing Party’s business, as well as all documentation, media, and other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of the Disclosing Party. Confidential Information disclosed in tangible or electronic form may be marked or otherwise identified by Disclosing Party with a legend that it is confidential, but in no event shall the absence of such a mark or legend relieve Receiving Party of the obligation to treat as Confidential Information any information considered confidential by a person exercising reasonable business judgment. If a Party is unsure whether information it has received from the other Party constitutes Confidential Information of the other Party, the receiving Party should request clarification from the disclosing Party.

“Distribution Partner” means a third party, including any Affiliate of Marchex that owns or operates a Distribution Partner Channel.

“Distribution Partner Channel” means a website, application, platform, or other distribution channel within the Marchex Network that is owned or operated by a Distribution Partner.

“Intellectual Property Rights” mean all rights in and to trade secrets, patents, copyrights, trademarks, service marks, logos, trade dress, know-how, and similar rights of any type under the laws of any governmental authority, domestic or foreign, now known or hereafter developed.

“Invalid Call” means any call placed to a Call Tracking Number that: ***.

“Marchex Channel” means a website, application, platform or other distribution channel within the Marchex Network that is owned or operated directly by Marchex.

“Marchex SERPs” means the search results, display pages, and audio results displayed or played to Users of the Marchex Network.

“Out-of-Area” means the circumstance in which a User places a call to a Call Tracking Number and the location of such User is more than *** from the location of the respective ATTi Advertiser.

“Restricted Content” means any content or terms that: (a) promote or refer to illegal activities (illegal drugs, phishing, terrorism, criminal activities, contests, pyramid schemes or chain letters); (b) promote or refer to alcohol, tobacco, gambling or weapons; (c) constitute pornographic or obscene material; (d) promote or display excessively graphic or explicit violence; (e) are defamatory or profane; (f) are disparaging to ATTi or any of their advertisers or content and listing providers; (g) are discriminatory or constitute “hate speech”, whether directed at an individual or a group, and whether based upon the race, sex, creed, national origin, religious affiliation, sexual orientation or language of such individual or group; (h) promote or contain viruses, worms, corrupted files, cracks or other materials that are intended to or may damage or render inoperable software, hardware or security measures of ATTi, any User, or any other third party; (i) are otherwise designated by ATTi as unacceptable content from time to time.

“Term” has the meaning set forth in Section 7.1.

“User” means an individual person who uses the Marchex Network.

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[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

FORMAT FOR CALL METRICS REPORT

Date of Report: February 8, 2012

Time Period Covered by Report: January 1, 2012 to January 31, 2012

***

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[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.